UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 4, 2007

(Date of earliest event reported)

LENOX GROUP INC

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In connection with the matters described in Item 5.02 below, Lenox Group Inc (“Lenox” or the “Company”) entered into a consulting agreement with the Carl Marks Advisory Group LLC (“CMAG”), effective as of January 4, 2007. The material terms of that agreement are summarized in Item 5.02(e) below.

Item 2.02	Results of Operations and Financial Condition

(a)          On January 5, 2007, Lenox announced that, based upon preliminary indications, the Company now expects that its 2006 net loss from continuing operations, excluding certain unusual items, will be between $(0.20) to $(0.30) per share. Unusual items include the previously recognized and announced goodwill impairment charge, gain from the sale of the Company’s Pomona, New Jersey facility, pension curtailment gain, and the reversal of an income tax reserve. In addition, this range does not include any charges that may result from the Company’s annual impairment assessment of the remaining goodwill and trademarks, which is not yet completed. Including the above unusual adjustments, but without any effect of possible impairment charges, the Company’s net loss from continuing operations is now expected to be between $(2.07) to $(2.17) per share on a fully diluted basis. A reconciliation of expected net loss from continuing operations on a fully diluted basis to the same amount excluding the unusual adjustments noted above is set forth on the last page of the press release furnished as Exhibit 99.1 to this Form 8-K.

In addition, the Company announced that it closed the sale of its Hagerstown, Maryland facility on December 28, 2006, for approximately $26.3 million, which was used to pay down outstanding debt under the Company’s term loan credit agreement. Together with the proceeds from the Company’s Pomona, New Jersey facility sale earlier in December, the Company reduced its term loan debt by approximately $32.9 million, to approximately $48.8 million as of December 30, 2006.

A copy of the press release announcing this information is furnished as Exhibit 99.1 to this Form 8-K.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

(a)          The Company and certain of its subsidiaries are borrowers or guarantors under a Revolving Credit Agreement and a Term Loan Agreement, each dated as of September 1, 2005 (as each has been amended to date, collectively, the “Credit Agreements”). The Company believes that, as of December 30, 2006, its performance was not in compliance with two financial covenants under the Credit Agreements, as described below. Without obtaining appropriate waivers, the Company’s non-compliance with such covenants would give the lenders the right to accelerate the outstanding amounts owed under the Credit Agreements. Total principal amounts outstanding under the Credit Agreements were approximately $96.3 million at December 30, 2006.

The Company’s performance is subject to a “Minimum Consolidated Interest Coverage Ratio” and a “Maximum Leverage Ratio” (as each term is defined in the Credit Agreements) under both Credit Agreements. The covenant levels for December 30, 2006, were as follows: (i) Maximum Leverage Ratio for four quarters ending December 30, 2006: 2.35 to 1.0; and (ii) Minimum Consolidated Interest Coverage Ratio for four quarters ending December 30, 2006: 2.70 to 1.0. Based upon preliminary, unaudited results of operations, the Company estimates that, for the year ended December 30, 2006, its Leverage Ratio, as defined, was approximately 2.90 to 1.0, and its Consolidated Interest Coverage Ratio, as defined, was approximately 2.10 to 1.0.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)(b)      On January 5, 2007, the Company announced that Susan E. Engel, the Company’s Chief Executive Officer, Chairwoman of the Board and a director, had stepped down from all of those positions, effective immediately. On January 5, 2007, the Company also announced that Stewart Kasen, the current Lead Director, was elected as Chair of the Board. A copy of the press release announcing such matters is furnished with this report as Exhibit 99.1.

(c)           On January 5, 2007, the Company announced that Marc L. Pfefferle, a partner at CMAG, was elected as interim Chief Executive Officer, replacing Ms. Engel immediately.

Mr. Pfefferle, 50 years of age, has 25 years of management consulting, interim executive and restructuring officer experience, and has been a partner at CMAG since November 1997. Mr. Pfefferle does not currently serve on any public company boards, and has no family relationships with any other director or executive officer of the Company. Other than the agreements with CMAG described in Item 5.02(e) below, Mr. Pfefferle is not a party to any transaction with the Company or any subsidiary of the Company. The material terms of the CMAG agreement are set forth in Item 5.02(e) below.

(e)           Resignation/Retirement Agreement with Ms. Engel. In connection with Ms. Engel’s stepping down as Chief Executive Officer and Chairwoman, the Company and Ms. Engel entered into a Resignation/Retirement Agreement (the “Agreement”), effective as of January 4, 2007 (the “Resignation Date”). Pursuant to the terms of the Agreement, Ms. Engel will continue as an employee of the Company through February 1, 2007 (the “Departure Date”). Between the Departure Date and June 30, 2007, Ms. Engel will be available to assist the Chief Executive Officer on a consulting basis, for a period of up to 15 hours per week through April 30, 2007, and for up to 5 hours per week thereafter. Ms. Engel will not retain an office at Company facilities, and will be reimbursed for travel and other, similar out-of-pocket expenses while performing such services as may be requested of her.

Until the Departure Date, Ms. Engel will continue to receive her annual salary of $605,000 and other compensation and benefits to which she was entitled prior to the Resignation Date. After the Departure Date, all compensation and benefits related to Ms. Engel’s employment with Lenox shall cease.

In consideration for her undertakings in the Agreement, Lenox will make cash payments to Engel equal to $1,957, 478 (equal to 2.99 times the sum of her base salary of $605,000 plus the arithmetic average of the actual cash bonuses paid to her during the preceding three full fiscal years). This amount shall be paid in equal installments of $54, 375 per month from the Departure Date through October 1, 2007, with a final payment of $1,468,103 being made on November 1, 2006.

In addition, shares of restricted stock and performance shares previously granted to Ms. Engel and outstanding at the Resignation Date shall be governed by the existing terms of the stock incentive plans and award agreements governing such awards; 2,860 restricted shares vested by their terms on December 31, 2006. All outstanding stock options previously awarded to Ms. Engel shall also be governed by the existing terms of the stock incentive plans and award agreements governing such awards, which permit the exercise of such awards for the remainder of their respective exercise periods. At the Resignation Date, Ms. Engel held options to acquire a total of 532,500 shares of Lenox common stock, with a weighted average exercise price of $12.67 per share.

Pursuant to the terms of the Agreement, the nonqualified retirement benefits that were not vested as of the Retirement Date for Ms. Engel were vested on that date; these consisted of nominal amounts of Company matching contributions to certain nonqualified retirement benefit plans offered generally to executives. The Company also agreed to provide to Ms. Engel, on a net, after-tax basis, the current value, in cash, of her continued participation in Lenox’s benefits plans, identified in the Agreement, having a value of approximately $4,034 per month, and $50,000 for her relocation expenses to move to New York City. In addition, Ms. Engel will receive $58,173 for her foregone vacation days. Ms. Engel shall also continue to be entitled to be indemnified by Lenox with respect to actions taken by her in her capacity as an officer or director of the Company. The Company also released Ms. Engel from liability for pre-Resignation Date activity, except for fraud, felony, willful gross neglect, willful gross misconduct or willful concealment that is injurious to the Company’s consolidated financial condition or results of operations.

In exchange for the foregoing, among other things, Ms. Engel signed a complete release of the Company with respect to all actions occurring prior to the date of the release, including with respect to her resignation of employment. Ms. Engel has agreed to sign a similar release on the Departure Date. In addition, Ms. Engel is subject to non-disclosure, non-solicitation (with respect to employees, customers, dealers, suppliers and other vendors) and non-competition (as defined in the Agreement) obligations. The non-solicitation and non-competition obligations have terms of 24 months from the last day of her consulting duties to the Company. The Company and Ms. Engel also agreed to a mutual non-disparagement clause.

In addition, Ms. Engel agreed to the termination, on the Resignation Date, of her Change in Control Agreement, effective as of January 28, 2003. A copy of that agreement is on file with the Securities and Exchange Commission.

Consulting Agreement with CMAG. In connection with Mr. Pfefferle’s election as interim Chief Executive Officer, the Company has agreed to pay CMAG $250,000 per month, plus expenses, for the first phase of his and their work with the Company (including any other CMAG associates necessary to complete such work). The first phase is expected to last for two months (during which time Mr. Pfefferle has agreed to work on a full-time basis for the Company). Thereafter, during the second phase of his and their work with the Company, CMAG will be paid $90,000 per month, plus expenses, and Mr. Pfefferle will commit to work for at least 70% of his time for the Company. The CMAG agreement sets forth the objectives of each of the two phases of work to be performed by CMAG, provides for confidentiality and indemnification provisions and is terminable by either party upon 30 days’ notice. The agreement with CMAG also provides for a success fee of up to $2 million based on the achievement of certain benchmarks and operational objectives to be mutually agreed upon with the Board of Directors of the Company. In connection with the entry into of that agreement, the Company paid a retainer, against future unpaid fees and expenses, of $150,000, and the first semi-monthly installment of $125,000 of the first phase fee.

Item 7.01	Regulation FD Disclosure

On January 5, 2007, Lenox issued a press release disclosing, among other things, that the Company had retained Berenson & Company, LLC, as financial advisor. A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K, and the preceding description is qualified in its entirety by reference to that press release.

Item 9.01	Financial Statements and Exhibits

c)	Exhibits

10.1       Resignation/Retirement Agreement between the Lenox Group Inc and Susan E. Engel, dated effective as of January 4, 2007, including the form of Release entered into by Ms. Engel effective January 4, 2007.

99.1       Press Release dated January 5, 2007, with respect to new interim Chief Executive Officer, update of 2006 earnings outlook and certain other matters. This press release is being “furnished” and shall not be deemed “filed” pursuant to Instruction B.2 of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC

By:	/s/ Timothy J. Schugel
Timothy J. Schugel Chief Financial Officer

Date:  January 9, 2007

EXHIBIT INDEX

10.1       Resignation/Retirement Agreement between the Lenox Group Inc and Susan E. Engel, dated effective as of January 4, 2007, including the form of Release entered into by Ms. Engel effective January 4, 2007.

99.1       Press Release dated January 5, 2007, with respect to new interim Chief Executive Officer, update of 2006 earnings outlook and certain other matters. This press release is being “furnished” and shall not be deemed “filed” pursuant to Instruction B.2 of Form 8-K.